CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY BRACKETS [****], HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 10.13

Exclusive Option Agreement

This Exclusive Option Agreement (this "Agreement") is entered into as of September 14, 2020, in Guangzhou, the PRC, by and among the following parties.

Party A: Address:	Guangzhou (HX) Pony AI Technology Co., Ltd. Room 1301, 1 Mingzhu 1st Street, Hengli Town, Nansha District, Guangzhou (office only)

Party B:	LOU Tiancheng, a PRC citizen, whose ID no. is: [*************]; TANG Fengheng, a PRC citizen, whose ID no. is: [*************]; MO Luyi, a PRC citizen, whose ID no. is: [*************].

Party C:	Guangzhou (ZX) Pony.AI Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, with its registered address at Room 1201, 1 Mingzhu 1st Street, Hengli Town, Nansha District, Guangzhou (office only).

Party D: Address:	Hong Kong Pony AI Limited Suite 603 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong

In this Agreement, Party A, Party B, Party C and Party D are hereinafter referred to individually as a "Party" and collectively as the "Parties".

WHEREAS:

Party B holds 100% of the equity interests in Party C in the aggregate; and

Party B intends to jointly grant Party A an irrevocable, exclusive option to purchase all of the equity interests in Party C;

NOW, THEREFORE, the Parties agree by consensus as follows:

1.	Purchase and Sale of Equity Interests

1.1	Grant of Option

Party B hereby irrevocably grants Party A an irrevocable and exclusive option (hereinafter referred to as the "Equity Purchase Option") to purchase or designate one or more persons (hereinafter each referred to as a "Designee") to purchase from Party B all or part of its equity interests in Party C at any time in one or more installments, to the extent permitted by PRC law, in accordance with the exercise steps determined by Party A in its sole discretion and at the price set forth in Article 1.3 hereof. No third party, other than Party A and the Designee, shall be entitled to the Equity Purchase Option or other rights in relation to Party B's equity interests. Party C hereby consents to the granting of the Equity Purchase Option by Party B to Party A. For the purposes of this Paragraph and this Agreement, "person" means an individual, corporation, joint venture, partnership, business, trust or unincorporated organization.

1.2	Exercise Steps

Party A's exercise of its Equity Purchase Option shall be subject to compliance with the laws and regulations of the PRC. When exercising the Equity Purchase Option, Party A shall give a written notice (hereinafter referred to as the "Equity Purchase Notice") to Party B, setting out the following: (a) Party A's decision to exercise the Equity Purchase Option; (b) the share of the equity interests that Party A intends to purchase from Party B (hereinafter referred to as the "Purchased Equity Interests"); and (c) the date of purchase/date of transfer of the Purchased Equity Interests.

1.3	Equity Purchase Price and Payment

Except where PRC law requires an assessment at the time of Party A's exercise of the option, the purchase price of the Purchased Equity Interests (hereinafter referred to as the "Equity Purchase Price") shall be an amount equal to the capital contribution made by Party B to the actual registered capital of Party C in respect of the Purchased Equity Interests. The Equity Purchase Price shall be paid by Party A into the account designated by Party B within seven (7) days from the date when the Purchased Equity Interests are formally transferred into Party A's name, after the necessary tax withholding and payment on the Equity Purchase Price has been made in accordance with PRC law.

1.4	Transfer of Purchased Equity Interests

For each exercise of the Equity Purchase Option by Party A:

1.4.1.	Party B shall cause Party C to convene a shareholders' meeting in a timely manner, at which a resolution shall be adopted approving the transfer of the Purchased Equity Interests from Party B to Party A and/or its Designee;

1.4.2.	Party B shall enter into an equity transfer contract with Party A and/or (where applicable) the Designee with respect to each transfer in accordance with the provisions of this Agreement and the Equity Purchase Notice;

1.4.3.	The Parties shall execute all other necessary contracts, agreements or documents (including, but not limited to, amendments to the Articles of Association), obtain all necessary governmental licenses and permits (including, but not limited to, the Company's business license), and take all necessary actions to transfer, free and clear of any security interest, the valid title to the Purchased Equity Interests to Party A and/or its Designee and cause Party A and/or its Designee to become the registered owners of the Purchased Equity Interests. For the purposes of this Paragraph and this Agreement, "Security Interests" include a guarantee, hypothecation, third party right or interest, any stock option, right of acquisition, right of first refusal, right of set-off, retention of title or other security arrangements, etc.; however, for the sake of clarity, this does not include any security interest arising under this Agreement and Party B's Share Pledge Agreement. "Party B's Share Pledge Agreement" under this Paragraph and this Agreement refers to the Share Pledge Agreement (hereinafter referred to as the "Share Pledge Agreement") entered into by Party A, Party B and Party C as of the date hereof, pursuant to which Party B pledges all of its equity interests in Party C to Party A to secure the performance of Party C's obligations under the Exclusive Business Cooperation Agreement entered into between Party C and Party A as of the date hereof (hereinafter referred to as the "Exclusive Business Cooperation Agreement").

2.	Undertakings

2.1	Undertakings Concerning Party C

Party B (as the shareholders of Party C) and Party C hereby undertake that:

2.1.1	They will not in any way supplement, alter or amend the Articles of Association and rules and regulations of Party C, increase or reduce its registered capital, or otherwise change its registered capital structure without the prior written consent of Party A;

2.1.2	They will, in accordance with sound financial and commercial standards and practices, keep the Company in existence, operate its business and conduct its affairs prudently and efficiently, and cause Party C to perform its obligations under the Exclusive Business Cooperation Agreement;

2.1.3	They will not sell, transfer, mortgage or otherwise dispose of, or permit the creation of any security interest encumbrance on, any legal or beneficial interest in any asset, business or revenue of Party C at any time from the date hereof without the prior written consent of Party A;

2.1.4	Following a legal liquidation as described in Article 3.6, Party B will pay Party A the full amount of any residual value it receives on a non-two-way payment basis, or cause such payment to occur. If such payment is prohibited by PRC law, Party B will pay such proceeds to Party A or a party designated by Party A to the extent permitted by PRC law;

2.1.5	They will not incur, inherit, guarantee or permit to exist any indebtedness without the prior written consent of Party A, except for (i) indebtedness incurred in the ordinary course of business and not through a loan; and (ii) indebtedness which has been disclosed to Party A and consented to in writing by Party A;

2.1.6	They have been operating all of Party C's business in the ordinary course of business to maintain the value of Party C's assets and will refrain from any acts/omissions that might affect its operating condition and the value of its assets;

2.1.7	They will not cause Party C to enter into any material contract without the prior written consent of Party A, except for contracts entered into in the ordinary course of business (for the purposes of this Paragraph, a contract is considered material if its value exceeds RMB100,000);

2.1.8	They will not cause Party C to provide loans or credit or any form of security to any person without the prior written consent of Party A;

2.1.9	Upon Party A's request, they will provide it with all information regarding Party C's operations and financial condition;

2.1.10	If requested by Party A, they shall purchase and maintain insurance from an insurer acceptable to Party A in respect of Party C's assets and operations in an amount and with coverage consistent with that of a company carrying on similar business;

2.1.11	They will not cause or permit Party C to merge or combine with any person, or to acquire or invest in any person, or cause or permit Party C to sell its assets with a value of RMB100,000 or more, without the prior written consent of Party A;

2.1.12	They shall immediately notify Party A of any litigation, arbitration or administrative proceedings that have occurred or might occur in connection with Party C's assets, business or revenue;

2.1.13	In order to maintain Party C's ownership of all of its assets, they shall execute all such documents, take all such actions and file all such complaints or defenses against all claims as may be necessary or appropriate;

2.1.14	They shall ensure that Party C will not pay dividends in any form to its shareholders without the prior written consent of Party A, but upon written request of Party A, Party C shall immediately distribute all distributable profits to its shareholders; and

2.1.15	Upon Party A's request, they shall appoint any person designated by them to be a director of Party C and/or remove the incumbent directors of Party C.

2.2	Undertakings of Party B and Party C

Party B hereby undertakes that:

2.2.1	Party B shall not sell, transfer, pledge or otherwise dispose of, or permit the creation of any security interest encumbrance on, any legal or beneficial interest in the equity interest owned by them in Party C without the prior written consent of Party A, except for a pledge created on such equity interest pursuant to Party B's Share Pledge Agreement;

2.2.2	Party B may not request Party C to make dividends or other forms of profit distribution in respect of the equity interest owned by Party B in Party C, nor may they propose or vote in favor of any resolution of the shareholders' meeting in relation thereto. In any event, if Party B receives any profit, profit distribution or dividend from Party C, Party B shall immediately pay or transfer such profit, profit distribution or dividend to Party A or a party designated by Party A for the benefit of Party C, to the extent permitted by PRC law, as a service fee payable by Party C to Party A under the Exclusive Business Cooperation Agreement.

2.2.3	Party B shall procure that the shareholders' meeting and/or the board of directors of Party C will not approve the sale, transfer, hypothecation or other disposal of any legal or beneficial interest in, or permit the creation of any security interest encumbrance on, the equity interest owned by Party B in Party C without Party A's prior written consent, except for a pledge created on such equity interest pursuant to Party B's Share Pledge Agreement;

2.2.4	Party B shall procure that the shareholders' meeting or the board of directors of Party C will not approve any merger or combination with, or acquisition of or investment in, any person without Party A's prior written consent;

2.2.5	Party B shall immediately notify Party A of any litigation, arbitration or administrative proceedings that have taken place or might take place in connection with the equity interest owned by Party B in Party C;

2.2.6	Party B shall procure that the shareholders' meeting or board of directors of Party C shall vote for its approval of the transfer of the Purchased Equity Interests as provided herein and take any and all other actions that Party A may require;

2.2.7	In order to maintain Party B's ownership of the equity interests in Party C, Party B shall execute all such documents, take all such actions and file all such complaints or defenses against all claims as may be necessary or appropriate;

2.2.8	Upon Party A's request, Party B shall appoint any person designated by them to be a director of Party C;

2.2.9	Upon Party A's request from time to time, Party B shall immediately and unconditionally transfer their equity interests in Party C to Party A's Designee pursuant to the Equity Purchase Option hereunder, and Party B hereby waives their right of first refusal (if any) in respect of an equity transfer by another existing shareholder of Party C; and

2.2.10	Party B shall strictly comply with the provisions of this Agreement and other contracts entered into by Party B, Party C and Party A jointly or severally, perform their obligations under this Agreement and such other contracts and refrain from any act/omission which might affect the validity and enforceability hereof and thereof. If Party B shall have any residual rights in respect of the equity interests under this Agreement or under the Share Pledge Agreement entered into by the Parties hereto or under the Power of Attorney granted in favor of Party A, Party B shall not exercise such rights except in accordance with Party A's written instructions.

3.	Representations and Warranties

Party B and Party C hereby jointly and severally represent and warrant to Party A as of the date hereof and as of each date of transfer of the Purchased Equity Interests that:

3.1	They have the authority to enter into and deliver this Agreement and any equity transfer contract to which they are a party in connection with the Purchased Equity Interests to be transferred hereunder (each, a "Transfer Contract"), and to perform their obligations hereunder and under any Transfer Contract. Party B and Party C agree to enter into a Transfer Contract with terms consistent with those set forth herein upon the exercise of the Equity Purchase Option by Party A. This Agreement and the Transfer Contracts to which they are a party constitute or will constitute legal, valid and binding obligations of, and shall be enforceable against, them in accordance with their terms;

3.2	Neither the execution and delivery of this Agreement or any Transfer Contract nor the obligations hereunder or under any Transfer Contract shall: (i) result in any violation of any applicable law of the PRC; (ii) conflict with Party C's Articles of Association, rules and regulations or other organizational documents; (iii) result in any breach of any contract or instrument to which they are a party or by which they are bound, or constitute any default under any contract or instrument to which they are a party or by which they are bound; (iv) result in any breach of any condition for the grant and/or continuation in force of any license or permit issued to any of them: or (v) result in the suspension or revocation of, or the imposition of additional conditions on, any license or permit issued to any of them;

3.3	Party B has good and marketable title to the equity interests owned by it in Party C. Party B has not created any security interest on such equity interests other than pursuant to Party B's Share Pledge Agreement;

3.4	Party C has good and marketable title to all of its assets and has not created any security interest on the said assets;

3.5	Party C has no outstanding indebtedness other than (i) those incurred in the ordinary course of business; and (ii) those which have been disclosed to and consented to in writing by Party A;

3.6	If Party C is dissolved or liquidated as required by PRC law, Party C shall, to the extent permitted by PRC law and at the lowest price permitted by PRC law, sell all of its assets to Party A or any other eligible party designated by Party A. Party C shall, to the extent applicable under PRC law then in effect, waive any payment obligations of Party A or its designated eligible party arising therefrom; or any proceeds arising from such transaction shall, to the extent applicable under PRC law then in effect, be paid to Party A or its designated eligible party as part of the service fee under the Exclusive Business Cooperation Agreement;

3.7	Party C will comply with all PRC laws and regulations applicable to asset acquisitions; and

3.8	There are no pending or threatened litigation, arbitration or administrative proceedings in relation to the equity interests in Party C, the assets of Party C or Party C itself.

4.	Effective Date

This Agreement shall become effective as of the date of its execution by the Parties and shall be valid for a period of 10 years, renewable at the option of Party A. If Party A fails to confirm the renewal of this Agreement upon its expiration, this Agreement shall be automatically renewed until Party A delivers a confirmation letter determining the renewal period of this Agreement.

5.	Governing Law and Dispute Resolution

5.1	Governing Law

The execution, entry into force, interpretation, performance, modification and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws duly published and publicly available in the PRC. Matters not covered by the laws duly published and publicly available in the PRC shall be governed by international legal principles and practices.

5.2	Dispute Resolution

5.3	In the event of any dispute arising out of the interpretation and performance of the provisions hereof, the Parties shall first resolve such dispute through friendly negotiation. If the Parties fail to agree on the resolution of such dispute within 30 days after any Party has requested the other Parties to resolve such dispute by negotiation, then any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for resolution by arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Guangzhou and shall be conducted in the Chinese language. The arbitral award shall be final and binding upon the Parties.

6.	Taxes and Expenses

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred by or imposed on such Party in accordance with PRC law in connection with the preparation and execution of this Agreement and the Transfer Contracts and the consummation of the transactions contemplated hereunder and under the Transfer Contracts.

7.	Notice

7.1	All notices and other communications required or permitted to be given hereunder shall be delivered by hand or sent by postage prepaid registered mail, commercial courier service or facsimile to the following address of such Party. A further acknowledgment of each notice shall be sent by e-mail. The date on which such notice is deemed to have been validly served shall be determined as follows:

7.1.1	A notice shall be deemed to have been validly delivered on the date of dispatch or rejection if it is sent by personal delivery, courier service or registered mail, postage prepaid, at the address specified for receipt of the notice.

7.1.2	A notice, if sent by fax, shall be deemed to have been validly delivered on the date of successful transmission (which shall be evidenced by an automatically generated transmission confirmation message).

7.2	For the purposes of notification, the addresses of the Parties are as follows:

Party A:	Guangzhou (HX) Pony AI Technology Co., Ltd.
Address:	12/F, Building 1, Pearl Bay Development Building, Nansha District, Guangzhou
Attn:	MO Luyi

Party B:	LOU Tiancheng, TANG Fengheng, MO Luyi

Party C:	Guangzhou (ZX) Pony.AI Technology Co., Ltd.
Address:	12/F, Building 1, Pearl Bay Development Building, Nansha District, Guangzhou
Attn:	MO Luyi

Party D:	Hong Kong Pony AI Limited
Address:	Suite 603 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong

7.3	Any Party may change its address for receiving notices at any time by giving notice to the other Party in accordance with the provisions of this Article.

8.	Duty of Confidentiality

The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement is confidential. Each Party shall keep all such information confidential and may not disclose any such information to any third party without the written consent of the other Party, except (a) to the extent that such information is or becomes known to the public ( other than due to disclosure to the public by the receiving party); (b) to the extent that such disclosure is required by applicable law or the rules or regulations of any stock exchange; or (c) to the extent that such information is required to be disclosed by any Party to its legal counsel or financial advisor in connection with the transactions contemplated hereunder, where such legal counsel or financial advisor is also subject to obligations of confidentiality similar to those contained in this Article. Any disclosure of any confidential information by a person or body employed by any Party shall be deemed to be a disclosure of such confidential information by such Party, and such Party shall be legally liable for any breach of this Agreement. This Article shall survive termination of this Agreement for any reason whatsoever.

9.	Further Assurance

The Parties agree to execute promptly such documents and to take such further actions as are reasonably necessary or desirable to carry out the provisions and purposes of this Agreement.

10.	Miscellaneous

10.1	Amendment, Modification and Supplement

Any amendment, modification and supplement to this Agreement shall be made by written agreement executed by all of the Parties.

10.2	Entire Agreement

This Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, representations and contracts, both oral and written, with respect to the subject matter hereof, except for any written amendments, supplements or modifications made after the execution hereof.

10.3	Headings

The headings herein are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions hereof.

10.4	Language

This Agreement is written in Chinese and is made in eleven (11) copies, one (1) copy for Party A, each person comprised in Party B, Party C and Party D, which shall be equally authentic.

10.5	Severability

If one or more provisions hereof shall be held invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. The Parties shall negotiate in good faith and strive to replace such invalid, unlawful or unenforceable provision(s) with a provision(s) that is/are valid to the fullest extent permitted by law and desired by the Parties, where such valid provision(s) shall have an economic effect as similar as possible to that of such invalid, illegal or unenforceable provision(s).

10.6	Successors

This Agreement shall be binding upon and shall inure to the benefit of the respective successors of the Parties and the assigns permitted by such Parties.

10.7	Survival

10.7.1	Any obligations incurred or expiring as a result of this Agreement prior to the expiration or earlier termination hereof shall survive the expiration or earlier termination hereof.

10.7.2	The provisions of Articles 5, 7, 8 and this Article 10.9 shall survive the termination hereof.

10.8	Waiver

Any Party may waive the terms and conditions hereof, provided that such waiver is in writing and signed by the Parties. No waiver by any Party in respect of a breach by the other Parties in one case shall be deemed to be a waiver by such Party in respect of a similar breach in other cases.

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IN WITNESS WHEREOF, the Parties have caused this Exclusive Option Agreement to be executed by their authorized representatives as of the date first above written.

Party A: Guangzhou (HX) Pony AI Technology Co., Ltd.

Company seal: /s/ Guangzhou (HX) Pony AI Technology Co., Ltd.

By:	/s/ MO Luyi

Name:	MO Luyi

Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Share Pledge Agreement to be executed by their authorized representatives as of the date first above written.

Party B: LOU Tiancheng

By:	/s/ LOU Tiancheng

IN WITNESS WHEREOF, the Parties have caused this Share Pledge Agreement to be executed by their authorized representatives as of the date first above written.

Party B: TANG Fengheng

By:	/s/ TANG Fengheng

IN WITNESS WHEREOF, the Parties have caused this Share Pledge Agreement to be executed by their authorized representatives as of the date first above written.

Party B: MO Luyi

By:	/s/ MO Luyi

IN WITNESS WHEREOF, the Parties have caused this Share Pledge Agreement to be executed by their authorized representatives as of the date first above written.

Party C: Guangzhou (ZX) Pony.AI Technology Co., Ltd. (official seal)

By:	/s/ MO Luyi

Name:	MO Luyi

Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Share Pledge Agreement to be executed by their authorized representatives as of the date first above written.

Party D: Hong Kong Pony AI Limited

By:	/s/ PENG Jun

Name:	PENG Jun

Title:	Authorized Representative